ALLIANCEBERNSTEIN INVESTMENTS, INC.
                          1345 Avenue of the Americas
                              New York, N.Y. 10703
                                 (212) 969-2156


                                                        March 31, 2011



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549


             Re:  AllianceBernstein Variable Products Series Fund, Inc.
                  - AllianceBernstein Dynamic Asset Allocation Portfolio
                    File Nos. 33-18647 and 811-5398
                  ------------------------------------------------------

Dear Sir or Madam:

      We have acted as counsel to AllianceBernstein Variable Products Series Fund, Inc. (the "Fund") in connection with the preparation of Post-Effective Amendment No. 53 to the Fund's Registration Statement on Form N-1A.

      In my view, the above-described Amendment does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended.

                                        Sincerely,


                                        /s/ Stephen J. Laffey
                                        ----------------------------
                                            Stephen J. Laffey
                                            Assistant Vice President
                                            and Counsel



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